Exhibit 4.1



                           The Peoples Holding Company

                          2001 LONG-TERM INCENTIVE PLAN


                                    Effective

                                 October 8, 2001






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TABLE OF CONTENTS                                           Page

1.   PURPOSE ...............................................  1

2.   DEFINITIONS ...........................................  1

3.   SHARES AVAILABLE UNDER THE PLAN .......................  4

4.   ADJUSTMENTS ...........................................  5

5.   ADMINISTRATION OF THE PLAN ............................  5

6.   ELIGIBILITY ...........................................  6

7.   OPTIONS ...............................................  6

8.   TRANSFERABILITY .......................................  8

9.   FRACTIONAL SHARES .....................................  8

10.  WITHHLDING TAXES ......................................  8

11.  CERTAIN TERMINATIONS OF EMPLOYMENT, HARDSHIP AND
     APPROVED LEAVES OF ABSENCE ............................  9

12.  AMENDMENTS AND OTHER MATTERS ..........................  9

13.  GOVERNING LAW ......................................... 10

14.  NO RIGHTS TO AWARDS ................................... 10

15.  SHARE CERTIFICATES .................................... 10

16.  AWARD AGREEMENTS ...................................... 10

17.  NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS ........... 11

18.  SEVERABILITY .......................................... 11

19.  OTHER LAWS ............................................ 11

20.  NO TRUST OR FUND CREATED .............................. 11

21.  HEADINGS .............................................. 12

22.  EFFECTIVE DATE AND BOARD OF DIRECTORS APPROVAL ........ 12

23.  TERMINATION ........................................... 12


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                           THE PEOPLES HOLDING COMPANY
                          2001 LONG-TERM INCENTIVE PLAN

1. PURPOSE.

The purpose of this Plan is to attract and retain Key Employees for The Peoples Holding Company and to provide such persons with incentives and rewards for superior performance and increased shareholder value. This Plan will authorize the Committee to grant Non-Qualified Stock Options to those officers and Key Employees who are selected to participate in the Plan.

2. DEFINITIONS.

As used in this Plan, the following terms shall be defined as set forth below:

"AFFILIATE" means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, and (iv) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity's outstanding voting securities, in each case as designated by the Board as being a participating employer in the Plan.

"AWARD" means any Option granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

"AWARD AGREEMENT" means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

"BOARD" means the Board of Directors of The Peoples Holding Company.

"CHANGE IN CONTROL" means any liquidation, dissolution, consolidation or merger of the Company in which the Company is not a continuing or surviving corporation.

"CODE" means the Internal Revenue Code of 1986, as amended from time to time.

"COMMITTEE" means a Committee of the Board which shall have at least two members, each of whom shall be appointed by and shall serve at the pleasure of the Board and all of whom shall be "disinterested persons" with respect to the Plan within the meaning of Section 16 of the Exchange Act.

"COMPANY" means The Peoples Holding Company or any successor corporation.

"COVERED OFFICER" means at any date (i) any individual who, with respect to theprevious taxable year of the Company, was a "covered employee" of the Company within the meaning of Section 162(m) of the Code; provided, however, that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

"PEOPLES HOLDING" means The Peoples Holding Company, or any successor to such corporation.

"DISABILITY" means, unless otherwise defined in the applicable Award Agreement, a disability that would qualify as a total and permanent disability under the Company's then current long-term disability plan.

"DIVIDEND EQUIVALENTS" means amounts equivalent to the dividends paid on Shares of common stock. They may be granted in connection with Awards of stock options.

"EARLY RETIREMENT" means, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates upon the anniversary date following the date the participant attains the age of 55 and completes 10 years of service with the Company or any of its Subsidiaries or Affiliates.

"EMPLOYEE" means any person, including an officer, employed by The Peoples Holding Company or a Subsidiary.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

"FAIR MARKET VALUE" with respect to the Stock means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal (a) under the American Stock Exchange Composite Transactions if Stock is traded on the American Stock Exchange or, (b) if Stock is otherwise publicly traded, under the quotation system under which such closing price is reported or, (2) if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, (3) if no such closing price is available on such date, such closing price as so reported for the immediately preceding business day, or, (4) if no newspaper or trade journal reports such closing price or if no such price quotation is available, or if Stock is not publicly traded, the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

"GRANT DATE" means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

"GRANTEE" means the person so designated in an agreement as the recipient of an Award granted by the Company.

"HARDSHIP" means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

"KEY EMPLOYEE" means an employee of The Peoples Holding Company or any Subsidiary or Parent Corporation who, in the judgement of the Committee acting in its absolute discretion, is key to the business performance and success of Peoples Holding.

"NON-EMPLOYEE DIRECTOR" means a member of the Board who is not an Employee.

"NONQUALIFIED STOCK OPTION" or "NQSO" means an Option that is not intended to qualify as an Incentive Stock Option.

"NORMAL RETIREMENT" means, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries or Affiliates on or after attainment of the age of 65 years and completion of 10 years of service with the Company or any of its Subsidiaries or Affiliates.

"OPTION" means any Option (NQSO) to purchase Shares granted under this Plan.

"OPTION PRICE" means the purchase price payable to purchase one share upon the exercise of an Option or other Award.

"OPTIONEE" means the person so designated in an award agreement evidencing an outstanding Option or other Award.

"PARTICIPANT" means an Employee who is selected by the Committee to receive benefits under this Plan.

"PERSON" means any individual, corporation, partnership, associate, joint-stock company, trust, unincorporated organization, government or instrumentality of a government or other entity.

"PLAN" means this The Peoples Holding Company 2001 Long-Term Incentive Plan, effective as of the date adopted by the Board in 2001 and as amended from time to time thereafter.

"RULE 16B-3" means Rule 16B-3 of the Exchange Act and any successor provision thereto as in effect from time to time.

"SHARES" or "STOCK" means Shares of the common stock of The Peoples Holding Company, $5.00 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 4 of this Plan.

"SUBSIDIARY" means a corporation or other entity (i) more than 50 percent of whose outstanding Shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding Shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest (representing the right generally to make decisions for such other entity) is, as of the date this Plan is approved by the Board and thereafter, owned or controlled directly or indirectly by the Company, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

"SUBSTITUTE AWARDS" means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

3. SHARES AVAILABLE UNDER THE PLAN.


     (a) Subject to adjustment as provided in Section 4 of this Plan, the number of Shares that may be issued or transferred upon the exercise of Options, shall not in the aggregate exceed 600,000 Shares not previously authorized for issuance under any plan of the Company. Such Shares may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.

     (b) Upon the payment of any Option Price by the transfer to the Company of Shares or upon satisfaction of tax withholding obligations under the Plan by the transfer or relinquishment of Shares, there shall be deemed to have been issued or transferred only the number of Shares actually issued or transferred by the Company, less the number of Shares so transferred or relinquished.

     (c) If an Award expires or terminates for any reason without being exercised in full or is satisfied without the distribution of Stock, or Stock distributed pursuant to an Award is forfeited or reacquired by the Company, or is surrendered upon exercise of an Award, the Stock subject to such Award or so forfeited, reacquired or surrendered shall again be available for distribution for purposes of the Plan.

     (d) No Participant may receive Options during any one calendar year representing more than 60,000 Shares.

     (e) Any shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan.


4. ADJUSTMENTS.


In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined in good faith by the Committee, in its sole discretion, to be appropriate in order to prevent dilution or enlargement of the rights of Optionees or Grantees, then the Committee shall, in such manner as it may deem equitable: (i) adjust any or all of (1) the aggregate number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards under the Plan; and (3) the grant or exercise price with respect to any Award under the Plan, provided that in each case, the number of shares subject to any Award shall always be a whole number; (ii) if deemed appropriate, provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.


5. ADMINISTRATION OF THE PLAN.


     (a) This Plan shall be administered by a Committee appointed by the Board and subject to approval by the Board. Any grants of Awards to officers who are subject to Section 16 of the Exchange Act shall be made by a Committee composed of not less than two members of the Board, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16B-3 and subject to approval of the Board. Any grant of an Award that is intended to qualify as "performance-based compensation" under
          Section 162(m) of the Code shall be made by a Committee composed of not less than two members of the Board, each of whom shall be an "outside director" within the meaning of the regulations under Section 162(m) of the Code.

     (b) The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority: (i) to select the officers and other Key Employees of the Company, its Subsidiaries and Affiliates to whom Awards may from time to time be granted; (ii) to determine the time or times of grant, and the extent, if any, of Non-Qualified Stock Options granted to any one or more Participants; (iii) to determine the number of Shares to be covered by any Award; (iv) to establish the terms and conditions of any Award; including, but not limited to: (A) the Share price; (B) any restriction or limitation on the grant, vesting or exercise of any Award; and (C) any waiver of vesting, acceleration or forfeiture provisions regarding any Stock Option or other Award and the Stock relating thereto, based on such factors as the Committee shall determine; and to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, and whether and to what extent the Company shall pay or credit amounts equal to interest (at rates determined by the Committee), dividends or deemed dividends on such deferrals.

     (c) Subject to the provisions of the Plan and approval of the Board, the Committee shall have full authority to interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; to amend or modify the terms of any Award at or after grant with the consent of the holder of the Award, except to the extent prohibited by Section 7(b) to determine the terms and provisions of the respective Award agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). No member of the Committee shall be liable to any person or entity for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.


6. ELIGIBILITY.


Any officer or Key Employee (including any employee-director of the Company or of any Subsidiary or Affiliate who is not a member of the Committee) shall be eligible to be designated a Participant.


7. OPTIONS.


The Committee may from time to time authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

     (a)  Each grant shall specify the number of Shares to which it pertains.

     (b) Each grant shall specify an Option Price per Share. At the discretion of the Committee, the option price of an option may be equal to, less than, or greater than 100% of the fair market value of the shares with respect to which the option is granted on the Grant Date.
          Notwithstanding the foregoing and except as permitted by the provisions of Sections 4 and 12(c) hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options to reduce the Option Price of such Options, or (ii) cancel such Options and grant substitute Options with a lower Option Price than the cancelled Options.

     (c) Each vested Option may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted for the exercise thereof and shall be exercised by written notice of intent to exercise the Option, delivered to the Company at its principal office, and payment in full to the Company at said office of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares that have been owned by the Optionee for at least six months and have a value at the time of exercise that is equal to the Option Price, together with any applicable withholding taxes, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 7(d) below, on such basis as the Committee may determine in accordance with this Plan, or
          (iv) any combination of the foregoing.

     (d) On or after the Grant Date of any Option, the Committee may determine that payment of the Option Price may also be made in Shares that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 7(d), the Shares received by the Optionee upon the exercise of the Options shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee, provided that such risks of forfeiture and restrictions on transfer apply only to the same number of Shares received by the Optionee as applied to the forfeitable Shares surrendered by the Optionee.

     (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

     (f) Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary or Affiliate, or other terms and conditions that may be determined by the Committee that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a Change in Control of the Company or other similar transaction or event.

     (g)  Options granted under this Plan will be Nonqualified Stock Options.

     (h) No Option granted under this Plan may be exercised more than 10 years from the Grant Date.

     (i) Each grant shall be evidenced by an agreement executed on behalf of the Company by any officer thereof and delivered to and accepted by the Optionee and containing such terms and provisions as the Committee may determine consistent with this Plan.

8. TRANSFERABILITY.


     (a) Except as provided in Section 8(b), no Award granted under this Plan may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by a Participant other than by will or the laws of descent and distribution, and Options shall be exercisable during a Participant's lifetime only by the Participant or, in the event of the Participant's legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law and court supervision.

     (b) The Committee may expressly provide in a Nonqualified Stock Option agreement (or an amendment to such an agreement) that a Participant may transfer such Nonqualified Stock Option to a spouse or lineal descendant (a "Family Member"), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of any such Nonqualified Stock Option shall be prohibited except in accordance with this Section 8(b). All terms and conditions of any such Nonqualified Stock Option, including provisions relating to the termination of the Participant's employment or service with the Company or a Subsidiary or Affiliate, shall continue to apply following a transfer made in accordance with this Section 8(b).

     (c) Any Award made under this Plan may provide that all or any part of the Shares that are to be issued or transferred by the Company upon the exercise of Options shall be subject to further restrictions upon transfer.

9. FRACTIONAL SHARES.


No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

10. WITHHOLDING TAXES.


To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. The Committee may provide, at its discretion, for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payments of any Award.

11. CERTAIN TERMINATIONS OF EMPLOYMENT, HARDSHIP AND APPROVED LEAVES OF ABSENCE.


Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, Disability, Normal Retirement, Early Retirement with the consent of the Company or leave of absence approved by the Company, or in the event of Hardship or other special circumstances, of a Participant who holds an Option that is not immediately and fully exercisable or any Shares that are subject to any transfer restriction pursuant to Section 8(b) of this Plan, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including without limitation waiving or modifying any limitation or requirement with respect to any Award under this Plan.


12. AMENDMENTS AND OTHER MATTERS.


     (a) The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall increase any of the limitations specified in Sections 3 or 8(b) of this Plan, other than to reflect an adjustment made in accordance with Section 4, without the approval of the stockholders of the Company.

     (b) Subject to the restrictions of Section 7(b) hereof, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

     (c) The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4 hereof) affecting the Company, any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with a performance based award's meeting the requirements of Section 162(m) of the Code.

     (d) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant's employment or other service at any time.

     (e) To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

13. GOVERNING LAW.


The validity, construction and effect of this Plan and any Award hereunder shall be determined in accordance with the laws (including those governing contracts) of the State of Mississippi.

14. NO RIGHTS TO AWARDS.


No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

15. SHARE CERTIFICATES.


All certificates for Shares or other securities of the Company or any Subsidiary or Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16. AWARD AGREEMENTS.


Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail.

17. NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS.


Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options provided for hereunder (subject to stockholder approval as such approval may be required), and such arrangements may be either generally applicable or applicable only in specific cases.

18. SEVERABILITY.


If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

19. OTHER LAWS.


The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

20. NO TRUST OR FUND CREATED.


Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary or Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary or Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary or Affiliate.

21. HEADINGS.


Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

22. EFFECTIVE DATE AND BOARD OF DIRECTORS APPROVAL.


This Plan shall become effective upon its approval by the Board of Directors. The Committee may grant Awards subject to the condition that this Plan shall have been approved by the Board of Directors.

23. TERMINATION.


This Plan shall terminate ten years from the date on which this Plan is first approved by the Board, and no Award shall be granted after that date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.